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                        EQUITRUST LIFE INSURANCE COMPANY
            5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                          COST OF LIVING INCREASE RIDER

           This rider is a part of the policy to which it is attached.

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SECTION 1 - DEFINITIONS
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1.1 YOU OR YOUR
means the person whose life is insured under the policy.

1.2 EFFECTIVE DATE
means the date shown for this rider on policy data page.

1.3 CONSUMER PRICE INDEX
means the Consumer Price Index For All Urban Consumers, U.S. City Average, All Items (CPI) as published by the U.S. Department of Labor.

1.4 CPI FACTOR
The CPI Factor is calculated as follows:

         (a) - (b)    where:
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             (b)

a)   is the CPI 6 months prior to the increase date; and

b)   is the CPI 42 months prior to the increase date.

We reserve the right to use some other similar measurement if the U.S. Department of Labor changes or stops publishing the CPI.

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SECTION 2 - THE CONTRACT
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2.1 INCREASE BENEFIT
The specified amount on your life will increase automatically every third policy anniversary without proof of insurability. Such increase will be subject to the following rules:

a) The policy and this rider must be in force with all needed monthly deductions paid.

b) The increase will take place every third policy anniversary after the policy date. Such anniversary will be the effective date of the increase.

c)   The increase amount will be the lesser of:

     i) the initial specified amount plus any prior increases under this rider multiplied by the CPI Factor;

     ii) 20% of the initial specified amount; or

     iii) $25,000.

d)   The minimum increase amount is $2,000

e)   The total amount of all increases under this rider will be the lesser of:

     i)  four times the initial specified amount on this policy; or

     ii) $200,000.

f) The cost of insurance rate for the increase will be based on your sex, attained age and rate class at the time of increase.

g) We will send the owner a new policy data page showing the new specified amount following an increase.

h)   Any increase will be subject to per $1,000 charges shown in the policy.

i) The increase will not be allowed if your mortality class is other than standard.

2.2 REJECTION OF INCREASE
We will mail you a new policy data page on the effective date of any increase. Acceptance is automatic. You may reject the cost of living increase by notice to us and return of the new policy data page within 30 days of the increase date.

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2.3 TERMINATION
All rights and benefits under this rider will terminate when any of the following occur:

a)   any automatic cost of living increase is rejected;

b)   the later of:

     i)  the policy anniversary on which you are age 65; or

     ii) the 10th policy anniversary;

c)   the owner requests that the policy or this rider be canceled;

d) the grace period specified in the policy ends without payment of the monthly deductions; or

e)   conversion, expiry, maturity or termination of the policy.

2.4 POLICY PROVISIONS APPLY
All provisions of the policy not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

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SECTION 3 - MONTHLY DEDUCTIONS AND REINSTATEMENT
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3.1 MONTHLY DEDUCTIONS
The monthly deduction for this rider will be deducted on the same dates, in the same manner and under the same conditions as the monthly deductions for the policy to which this rider is attached. Monthly deductions for this rider are due until the rider terminates. Any monthly deductions deducted after termination, as provided in this rider, will not continue this rider in force and will be refunded.

The current monthly deduction rates for this rider will be determined by us. If we change the rates, we will change them for everyone in your premium class. The current monthly deduction rates for this rider will never be more than 6% of the guaranteed maximum monthly insurance rates shown on the policy data page.

3.2 REINSTATEMENT
This rider may be reinstated along with the policy subject to the requirements of the policy and the following:

a) You must provide proof of your good health and insurability satisfactory to us.

b) All unpaid monthly deductions must be paid with interest. We will set the interest rate, but it will not exceed 6% per year.


                                                /s/ Craig A. Lang

                                                President